UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 5, 2007

American Superconductor Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-19672	04-2959321
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Technology Drive, Westborough, MA	01581
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 836-4200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition of Disposition of Assets

On January 5, 2007, American Superconductor Corporation, a Delaware corporation (the “Corporation”), completed the acquisition of Windtec Consulting GmbH, a corporation incorporated according to the laws of Austria (“Windtec”), pursuant to a Stock Purchase Agreement (the “Stock Purchase Agreement”) dated November 28, 2006 between the Corporation and the Gerald Hehenberger Privatstiftung, a trust incorporated according to the laws of Austria (the “Trust”). Pursuant to the Stock Purchase Agreement, the Corporation purchased from the Trust all of the issued and outstanding shares of Windtec, for which the Corporation paid the Trust 1,300,000 shares of the Corporation’s common stock, $0.01 par value per share (the “Common Stock”), at closing on January 5, 2007. Additionally, the Corporation will pay the Trust up to an additional 1,400,000 shares of Common Stock upon Windtec’s achievement of specified revenue objectives during the four years following closing. As a result of this transaction, Windtec is a wholly-owned subsidiary of the Corporation.

The terms of the Stock Purchase Agreement, including the purchase price paid, were determined on the basis of arm’s-length negotiations between the Corporation and the Trust. Prior to entering into the Stock Purchase Agreement, Windtec was a growing customer, starting in 2005, for the Corporation’s PowerModule PM1000 power converters that are utilized for the management and stabilization of electricity produced by wind turbine generators. Neither the Corporation nor any of its directors, officers or, to its knowledge, any of its affiliates or any associates of its directors or officers, had any other material relationship with Windtec or the Trust at the time the parties entered into the Agreement.

Item 9.01. Financial Statements and Exhibits

(a)	Financial statements of business acquired.

The financial statements required by this item are not available at this time and will be filed not later than March 23, 2007.

(b)	Pro formal financial information.

The pro forma financial information required by this item is not available at this time and will be filed not later than March 23, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN SUPERCONDUCTOR CORPORATION

Date: January 11, 2007	By:	/s/ Thomas M. Rosa
Thomas M. Rosa
Vice President and Chief Financial Officer